Exhibit 99.1

SETTLEMENT HEADS OF AGREEMENT

     Whereas, the parties (hereafter "Parties" or "Party") to this SETTELMENT HEADS OF AGREEMENT  (hereafter "Agreement") are Bechtel Power Corporation (hereafter "Bechtel") and Connecticut Yankee Atomic Power Company (hereafter "CY"), and

     Whereas, Bechtel and CY entered a contract and related purchase orders for Decommissioning Services related to CY's atomic power plant at Haddam, Connecticut (hereafter the "Contract"), and

     Whereas, certain disputes between the Parties arose concerning performance or non-performance of the Contract (hereafter the "Disputes"), and

     Whereas, Bechtel filed suit against CY in Connecticut state court and CY filed a counterclaim against Bechtel (Docket No. HHD CV-03-4016131-S X09)(hereafter the "Litigation"), both related to the Disputes, and

     Whereas, Bechtel intervened in CY's rate case filed with the FERC in July, 2004 (Docket No. ER04-981-000)(hereafter the "Rate Case"), and

     Whereas, the Parties have resolved and settled the Disputes at a mediation held February 27, 2006, in San Francisco, California under the auspices of mediator Randall W. Wulff, and

     Whereas, the Parties intend that this Agreement is final as to its terms and shall be immediately binding upon execution, but that it shall be superseded by a more complete settlement agreement and implementing documentation to be agreed between counsel to the Parties within ten (10) days of the date set forth below and then executed and exchanged immediately thereafter at a closing (hereafter the "Closing").

     Now Therefore, the Parties hereby agree as follows:

1.	The Disputes are fully and finally settled in accordance with the terms of this Agreement.
2.

The Litigation shall be terminated by dismissals with prejudice of all claims and counterclaims, each Party to bear its own costs, except the Parties intend that Judge Shortall shall retain jurisdiction to enforce this Agreement at the request of either Party.

3.	Bechtel shall release all liens, garnishments and attachments that it has obtained against CY assets.
4.

Bechtel shall petition the FERC promptly after the Closing to withdraw its intervention in the Rate Case, as well as all pending pleadings in the Rate Case, including its Brief on Exceptions, its Motion to Lodge, and its Motion for Leave to File Answer and Answer.

5.	The Parties shall exchange mutual general releases including releases of CY shareholders and their affiliates in usual Connecticut form.
6.	Bechtel shall pay CY the sum of fifteen million ($15,000,000) by delivery of a check against good funds at the Closing.
7.	CY shall withdraw its termination of the Contract for default, and the Contract shall be deemed terminated by agreement.
8.

The Parties hereby release mediator Randall W. Wulff from his confidentiality commitment for the limited purpose of enabling him to testify at the request of either Party in any action involving interpretation or enforcement of this Agreement.

9.

Except to the extent that the Parties and Parties' shareholders and affiliates determine that they need to disclose the Agreement due to regulatory and legal requirements, the Parties nevertheless agree to the greatest possible confidentiality and will forego press or other public releases of this Agreement and avoid future disparagement of each other, it being understood that CY and CY's shareholders and affiliates may disclose the Agreement in connection with any FERC proceeding involving the application of the sum paid pursuant to paragraph 6 and Bechtel and Bechtel's shareholders and affiliates may disclose paragraph 7 of the Agreement in connection with its commercial affairs.

Executed   this 7th day of March 2006.

Connecticut Yankee Atomic Power Company	Bechtel Power Corporation

By /s/ PETER M. D'AMBROSIO	By /s/ J. B. GROVE III
Peter D'Ambrosio, Counsel	Jesse B. Grove III, Counsel